                                                                      EXHIBIT 11

                                   NVR, INC.
                       Computation of Earnings Per Share
               (amounts in thousands, except per Share amounts)

                                                  YEAR ENDED         YEAR ENDED         YEAR ENDED
                                               DECEMBER 31, 1998  DECEMBER 31, 1997  DECEMBER 31, 1996
                                               -----------------  -----------------  -----------------
  1.    Net income                                    $56,706            $28,879            $25,781
                                                      =======            =======            =======

  2.    Average number of Shares
        outstanding                                    11,131             11,839             14,621

  3.    Shares issuable upon exercise of
        dilutive options, warrants and
        subscriptions outstanding during
        period, based on average market price           2,169              1,406                516
                                                      -------            -------            -------

  4.    Average number of Shares and
        Share equivalents outstanding (2 + 3)          13,300             13,245             15,137
                                                      =======            =======            =======

  5.    Basic earnings per share (1/2)                $  5.10            $  2.44            $  1.76
                                                      =======            =======            =======

  6.    Diluted earnings per share (1/4)              $  4.26            $  2.18            $  1.70
                                                      =======            =======            =======